Exhibit 5.1

Suite 300
39577 Woodward Avenue
Bloomfield Hills, Michigan 48304
WWW.DYKEMA.COM
Tel: (248) 203-0700
Fax: (248) 203-0763

May 11, 2004

Champion Enterprises, Inc.
2701 Cambridge Court, Suite 300
Auburn Hills, Michigan 48326

Ladies and Gentlemen:

We have served as counsel to Champion Enterprises, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-113520) originally filed by the Company on March 11, 2004, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and with the preparation of Amendment No. 1 to such Registration Statement filed by the Company on May 10, 2004 with the SEC (such Registration Statement, as amended or supplemented, referred to as the “Registration Statement”) for the offering of 2,864,809 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”) for resale by a certain selling shareholder. The shares included in the registration statement may be issued from time to time upon conversion or redemption of or as dividends upon the Company’s Series B-2 Cumulative Convertible Preferred Stock.

We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that (1) the shares of Common Stock issuable upon conversion or redemption of the Series B-2 Cumulative Convertible Preferred Stock, upon issuance in accordance with the terms of the Certificate of Rights and Preferences of the Series B-2 Cumulative Convertible Preferred Stock (the “Certificate”), will be validly issued, fully paid and non-assessable, and (2) the shares of the Common Stock issuable from time to time by the Company as dividends on the Series B-2 Cumulative Convertible Preferred Stock, upon due declaration by the Board of Directors of the Company of a dividend payable in shares of Common Stock and due payment of such dividend in accordance with the Certificate, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Best regards,

DYKEMA GOSSETT PLLC

/s/ DYKEMA GOSSETT PLLC

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